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                                                                    EXHIBIT 23.3

June 3, 1999

Mr. Michael Brochu
c/o Primus Knowledge Solutions, Inc.
1601 Fifth Avenue
Seattle, WA 98101

Dear Mr. Brochu:

We acknowledge that the company has provided IDC with a copy of the Registration Statement on Form S-1 and the prospectus contained therein.

The purpose of this letter is to inform you that IDC hereby consents to the use of the following quotation in the company's Registration Statement on Form S-1 and the prospectus contained therein:

"According to International Data Corporation, the cost of providing Web-based software support averages $.45 per incident as compared to $30.00 per incident for traditional phone support".

Attached as Exhibit A to this letter is an explanation of the methodologies used in computing the findings of IDC.

/s/ Christopher Hoffman
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Christopher Hoffman
Research Director, Software Services
International Data Corporation


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                                   Exhibit A
                           IDC Research Methodology

Support market data represented by IDC is the product of both qualitative and quantitative information collected, assembled and disseminated from a wide variety of sources. These sources include the following:

 . IDC Global Service Market Model - A proprietary market model which projects and reports end-user, demand-side spending for support services across various geographical regions, service activities and other industry segments.

 . IDC Supply-Side Research Initiatives - On an ongoing basis, IDC surveys software vendors, systems vendors, independent service organizations, system integrators, and resellers to determine the proportion, nature and composition of total revenue obtained through software services.

 . IDC Software Vendor Database - IDC maintains a continually updated database of more than 500 software vendors which is used to generate market sizing, forecasts and assessments of various aspects of software and services activities.

 . Other Research Sources - IDC employs the following additional research sources in gathering and assessing market data:

   1.  Vendor and support industry company, product, and marketing materials

   2. Published news articles, press releases, and information from trade publications.

   3. Public financial records (i.e., quarterly announcements, annual reports, etc...).

   4.  Information databases (such as Dun & Bradstreet data).

   5.  IDC reports and bulletins.

   6.  Historical market data.